Exhibit 99.2

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer
908-541-8777
ENZON PHARMACEUTICALS, INC. ANNOUNCES PLAN TO SPIN-OFF
BIOTECHNOLOGY BUSINESS
BRIDGEWATER, N.J., May 7, 2008 (BUSINESS WIRE) — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that its Board of Directors has authorized a plan to spin-off its novel biotechnology business from Enzon in a transaction that will result in two independent and highly focused public companies.
“By separating these unique businesses into two focused companies, the opportunities for both the specialty pharmaceutical business and the biotechnology business could be substantially enhanced and greater value could be created than under the current structure,” said Jeffrey H. Buchalter, Chairman, President and CEO. “Operating separately will allow each company to benefit from greater strategic and managerial focus and appeal to their own unique shareholders. The separation will enable the two businesses to compete more effectively in their respective markets and optimize their business goals, research initiatives and capital requirements. We look forward to creating this opportunity for the shareholders,” said Mr. Buchalter.
Upon completion of the spin-off, Mr. Buchalter will serve as Chairman, President and CEO of the new biotechnology company and Craig Tooman, the current CFO of Enzon, will assume the role of President and CEO of Enzon. Each company will operate with independent management teams and additional details regarding management structure will be determined and disclosed at a later time.
Following the spin-off of the biotechnology company, Enzon will retain the current marketed products of Abelcet®, Adagen®, DepoCyt® and Oncaspar®, the rights to current PEG royalty revenues, including PEG-Intron®, Cimzia® and Hematide®, and the manufacturing facility in Indianapolis. The Company expects that the functional support associated with these operations will continue at Enzon. In addition, Enzon’s outstanding convertible notes would remain as obligations of the company.
“The specialty pharmaceutical business will continue its long-standing track record in providing life saving therapies for patients. The business has strong fundamentals, including stable revenue, cash flow, and strong assets,” said Mr. Buchalter. “Upon completion of the spin-off, Enzon will have the resources to better focus its strategy and compete more effectively in the specialty pharmaceutical market.”

The biotechnology company resulting from the spin-off will continue to leverage its customized PEGylation technology for licensing, collaboration and future royalty generation, and novel Locked Nucleic Acid (LNA) technology to develop promising therapeutics for oncology. Enzon expects to sufficiently capitalize the new company with approximately $150 million of cash, representing approximately two to three years of anticipated cash need to fund research and development efforts based on company projections.
“The spin-off of the biotechnology business will permit this entity to become a highly focused biotechnology company, strategically concentrating on its new PEGylation and novel LNA technology platforms to better develop progressive therapeutics, such as PEG-SN38, HIF1-alpha and rhMBL, for patients with life-threatening oncology conditions. With a better focus on our development efforts, the biotechnology business will be uniquely positioned to forge new paradigms of oncology therapy,” said Mr. Buchalter.
Completion of the proposed spin-off is subject to numerous conditions, including final approval by Enzon’s Board of Directors, the filing and effectiveness of a registration statement with the Securities and Exchange Commission (SEC) and any necessary third-party consents. Enzon is currently evaluating whether or not the proposed spin-off would qualify as a tax-free stock distribution. Enzon has retained Goldman, Sachs & Co. as financial advisor, Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor and Mercer as human capital consultant with respect to the spin-off transaction, which is expected to be completed in the fourth quarter of 2008.
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2007. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.